News Release

HOPE BANCORP REPORTS 2020 FIRST QUARTER FINANCIAL RESULTS

LOS ANGELES - April 28, 2020 - Hope Bancorp, Inc. (the “Company”) (NASDAQ: HOPE), the holding company of Bank of Hope (the “Bank”), today reported unaudited financial results for its first quarter ended March 31, 2020.

For the three months ended March 31, 2020, net income totaled $26.0 million, or $0.21 per diluted common share, reflecting the Company’s implementation of the Current Expected Credit Losses (“CECL”) methodology, which incorporates a significant deterioration in the future economic outlook due to the COVID-19 pandemic. This led to a quarterly provision for credit losses of $28.0 million. This compares with net income of $43.0 million, or $0.34 per diluted common share, in the 2019 fourth quarter and $42.8 million, or $0.34 per diluted common share, in the 2019 first quarter. The provision for credit losses, under the former incurred loss methodology, amounted to $1.0 million and $3.0 million, respectively, for the comparable 2019 fourth quarter and 2019 first quarter.

“Overall, our 2020 first quarter results reflect a solid quarter of operational performance marked by continued progress with strategic initiatives designed to strengthen our organization from an enterprise risk management perspective,” said Kevin S. Kim, Chairman, President and Chief Executive Officer of Hope Bancorp, Inc. “We continued to see a positive shift in our deposit mix favoring lower cost core deposits, which contributed to a 15 basis point reduction in our total cost of deposits. This led to a 15 basis point expansion of our net interest margin as reported and an 8 basis point expansion on a core basis, excluding purchase accounting accretion. New loan origination volumes were robust for the seasonally slower first quarter totaling $625 million and representing a well diversified mix of commercial real estate, commercial and consumer loans. This led to a 10% increase in our loans receivable quarter-over-quarter on an annualized basis.

“The COVID-19 crisis has created an extremely challenging business environment with unprecedented levels of uncertainties as to the magnitude and duration of the pandemic, as well as the depth to which this will push our economy into a recession. However, we entered the pandemic crisis with very strong capital, robust liquidity, and excellent credit quality, which supports our confidence in our ability to navigate the difficult landscape. Our hearts go out to all who have been impacted by COVID-19. All of us at Bank of Hope stand united and committed to do all that we can to support our customers, our communities and our nation as we work tirelessly to get through this together.”
Q1 2020 Highlights

•	Pre-tax, pre-provision income increased 8% quarter-over quarter.

•	Strong new loan originations of $625 million led to a 2.5% increase in loans receivable quarter-over-quarter, or 10% annualized.

•	Total deposits increased 2.5% quarter-over-quarter, or 10% annualized.

•	Continuation of favorable mix-shift to lower cost core deposits contributed to a 15 basis point reduction quarter-over-quarter in total deposit costs.

•	NIM expansion of 15 basis points on a reported basis and 8 basis points on a core basis, excluding purchase accounting accretion.

•	Total noninterest expenses well contained and remain at 1.87% of average assets.

•
Allowance for credit losses increased substantially from 0.77% of loans receivable at December 31, 2019 to 1.15% at March 31, 2020, reflecting the implementation of the CECL standards and COVID-19 related uncertainties.

(more)

2-2-2    NASDAQ: HOPE

Financial Highlights

(dollars in thousands, except per share data) (unaudited)	At or for the Three Months Ended
	3/31/2020	12/31/2019	3/31/2019
Net income	$25,953	$43,009	$42,758
Diluted earnings per share	$0.21	$0.34	$0.34
Net interest income before provision for credit losses	$119,291	$113,508	$119,608
Net interest margin	3.31%	3.16%	3.39%
Noninterest income	$13,264	$12,979	$11,422
Noninterest expense	$72,140	$70,429	$70,833
Pre-tax pre-provision income (1)	$60,415	$56,058	$60,197
Net loans receivable	$12,438,493	$12,181,863	$11,959,787
Deposits	$12,836,567	$12,527,364	$12,249,196
Nonaccrual loans (2) (3)	$72,639	$54,785	$86,637
Nonperforming loans to loans receivable (2) (3)	0.94%	0.80%	1.10%
ACL to loans receivable (4)	1.15%	0.77%	0.78%
ACL to nonaccrual loans (2) (3) (4)	199.51%	171.84%	108.75%
ACL to nonperforming assets (2) (3) (4)	102.11%	77.08%	68.03%
Provision for credit losses	$28,000	$1,000	$3,000
Net charge offs	$3,421	$738	$462
Return on average assets (“ROA”)	0.67%	1.13%	1.12%
Return on average equity (“ROE”)	5.12%	8.46%	8.91%
Return on average common tangible equity (“ROTCE”) (5)	6.69%	11.04%	11.86%
Noninterest expense / average assets	1.87%	1.85%	1.85%
Efficiency ratio	54.42%	55.68%	54.06%

(1) Pre-tax pre-provision income is a non-GAAP financial measure. A reconciliation of the Company’s pre-tax pre-provision income is provided in the accompanying financial information on Table Page 9.
(2) Excludes delinquent SBA loans that are guaranteed and currently in liquidation.
(3) Excludes purchased credit impaired (“PCI”) loans for December 31, 2019 and March 31, 2019.
(4) Allowance for credit losses as of March 31, 2020 was calculated under the CECL methodology while allowance for loan losses for prior periods were calculated under the incurred loss methodology.
(5) Return on average tangible common equity is a non-GAAP financial measure. A reconciliation of the Company’s return on average tangible common equity is provided in the accompanying financial information on Table Page 9.

Operating Results for the 2020 First Quarter

Net interest income before provision for credit losses for the 2020 first quarter totaled $119.3 million, compared with $113.5 million in the 2019 fourth quarter and $119.6 million in the year-ago first quarter. A large payoff of an acquired loan contributed $5.6 million in purchase accounting discount accretion.

The net interest margin for the 2020 first quarter increased 15 basis points to 3.31% from 3.16% in the 2019 fourth quarter. The increase in reported net interest margin was largely due to the above mentioned acquired loan payoff which benefited the 2020 first quarter net interest margin. On a core basis, net interest margin excluding the impact of acquisition accounting adjustments increased 8 basis points for the 2020 first quarter compared to the 2019 fourth quarter due to a reduction in deposits costs.

The weighted average yield on loans for the 2020 first quarter was 5.06%, compared with 5.04% in the preceding fourth quarter and 5.31% in the year-ago first quarter.

(more)

3-3-3    NASDAQ: HOPE

The Company continued to see benefits from a positive shift in the mix of deposits favoring lower-cost money market and other deposits. This contributed to a quarter-over-quarter 15 basis point decrease in the weighted average cost of deposits, which was 1.34% for the 2020 first quarter, compared with 1.49% for the 2019 fourth quarter. In the year-ago first quarter, total cost of deposits was 1.57%.

Noninterest income totaled $13.3 million for the 2020 first quarter, compared with $13.0 million for the preceding fourth quarter and $11.4 million for the 2019 first quarter. Aside from normal fluctuations in noninterest income categories, the variance reflects the net gains on sales of other loans, representing the sale of residential mortgage loans, which amounted to $1.9 million, $1.9 million and $741,000 for the 2020 first quarter, 2019 fourth quarter and 2019 first quarter, respectively.

Noninterest expense was fairly stable at $72.1 million for the 2020 first quarter, compared with $70.4 million for the preceding fourth quarter and $70.8 million for the year-ago first quarter. Noninterest expense as a percentage of average assets amounted to 1.87% for the 2020 first quarter, compared with 1.85% for the 2019 fourth quarter and 2019 first quarter.

The quarter-over-quarter increase in noninterest expense for the 2020 first quarter reflects an increase in compensation expense, normalization of the Company’s FDIC assessment expense and higher OREO expenses. This increase was partially offset by decreases in professional fees and advertising and marketing expenses.

Salaries and employee benefits expense increased to $42.5 million for the 2020 first quarter from $39.8 million for the 2019 fourth quarter, largely reflecting payroll taxes and higher seasonal expenses related to the Company’s 401(k) program. In the 2019 first quarter, salaries and employee benefits expense totaled $40.4 million.

The effective tax rate for the 2020 first quarter was 19.9%, reflecting a significant reduction in the projected pre-tax book income for 2020. The effective tax rate for the preceding 2019 fourth quarter was 21.9% and 25.2% in the 2019 first quarter.

Balance Sheet Summary

New loan originations funded during the 2020 first quarter totaled $624.5 million and included SBA loan production of $49.8 million and residential mortgage loan originations of $37.4 million. This compares with 2019 fourth quarter originations of $847.6 million, including SBA loan production of $61.8 million and residential mortgage loan originations of $64.2 million. In the year-ago first quarter, new loan originations funded totaled $442.0 million, including SBA loan production of $48.0 million and residential mortgage loan originations of $64.3 million.

SBA 7(a) loan originations totaled $21.7 million for the 2020 first quarter, compared with $46.1 million for the fourth quarter of 2019 and $33.0 million for the year-ago first quarter. There have been no sales of SBA 7(a) loans to the secondary market since the Company’s decision to retain such loans in its portfolio during the 2018 fourth quarter.

At March 31, 2020, loans receivable increased 2.5% to $12.58 billion from $12.28 billion at December 31, 2019 and increased 4.4% from $12.05 billion at March 31, 2019.

Total deposits at March 31, 2020 increased 2.5% to $12.84 billion from $12.53 billion at December 31, 2019 and increased 4.8% from $12.25 billion at March 31, 2019, continuing a year-long positive shift in the mix of deposits favoring core money market and other deposits and decreases in higher-cost time deposits.

Following is the deposit composition as of March 31, 2020, December 31, 2019 and March 31, 2019:

(dollars in thousands) (unaudited)	3/31/2020	12/31/2019	% change	3/31/2019	% change
Noninterest bearing demand deposits	$3,010,143	$3,108,687	(3)%	$2,948,751	2%
Money market and other	4,851,000	3,985,556	22%	3,086,920	57%
Saving deposits	272,577	274,151	(1)%	223,562	22%
Time deposits	4,702,847	5,158,970	(9)%	5,989,963	(21)%
Total deposit balances	$12,836,567	$12,527,364	2%	$12,249,196	5%

(more)

4-4-4    NASDAQ: HOPE

Reflecting the continued favorable mix-shift in deposits, total cost of deposits decreased 15 basis points to 1.34% from 1.49% for the 2019 fourth quarter and decreased 23 basis points from 1.57% for the 2019 first quarter.

Allowance for Credit Losses

The 2020 first quarter provision for credit losses under the CECL methodology was $28.0 million. This compares with a provision for loan losses under the prior incurred loss methodology of $1.0 million for the 2019 fourth quarter and $3.0 million for the year-ago first quarter.

The Company adopted the new CECL accounting standard effective as of January 1, 2020 and recognized a Day 1 adjustment of its Allowance for Credit Losses (“ACL”) of $26.2 million. The $28.0 million provision for credit losses reflects updated macroeconomic variables incorporating the Moody’s Analytics Baseline V2 scenario published March 27, 2020, which incorporates the effect of the COVID-19 pandemic.

The ACL as of March 31, 2020 totaled $144.9 million, compared with $94.1 million at December 31, 2019 and $94.2 million at March 31, 2019. As a percentage of loans receivable (excluding loans held for sale), the ACL was 1.15%, 0.77% and 0.78% at March 31, 2020, December 31, 2019 and March 31, 2019, respectively. The coverage ratio of the ACL to nonperforming loans was 121.90% at March 31, 2020, 96.03% at December 31, 2019 and 71.25% at March 31, 2019.

(unaudited)	(dollars in thousands)
Allowance for loan losses - Dec 31, 2019	$94,144
CECL day 1 adoption impact	26,200
Allowance for credit losses - Jan 1, 2020	120,344
Provision for credit losses	28,000
Recoveries	2,536
Charge offs	(5,957)
Allowance for credit losses - Mar 31, 2020	$144,923

Credit Quality

Following are the components of nonperforming assets as of March 31, 2020, December 31, 2019 and March 31, 2019:

(dollars in thousands) (unaudited)	3/31/2020	12/31/2019	3/31/2019
Loans on nonaccrual status (1)	$72,639	$54,785	$86,637
Delinquent loans 90 days or more on accrual status (2)	387	7,547	387
Accruing troubled debt restructured loans	45,860	35,709	45,204
Total nonperforming loans	118,886	98,041	132,228
Other real estate owned	23,039	24,091	6,258
Total nonperforming assets	$141,925	$122,132	$138,486

(1)
Excludes delinquent SBA loans that are guaranteed and currently in liquidation totaling $28.8 million, $28.1 million and $30.5 million, at March 31, 2020, December 31, 2019 and March 31, 2019, respectively.

(2)	Excludes PCI loans totaling $13.2 million and $18.4 million, at December 31, 2019 and March 31, 2019, respectively.

The Company attributed $14.7 million of the increase in loans on nonaccrual status to the reclassification of PCD (formerly purchased credit-impaired loans) due to the implementation of the new CECL accounting standards.

(more)

5-5-5    NASDAQ: HOPE

Following are the components of criticized loan balances as of March 31, 2020, December 31, 2019 and March 31, 2019:

(dollars in thousands) (unaudited)	3/31/2020	12/31/2019	3/31/2019
Special Mention	$122,279	$141,452	$205,373
Classified	278,783	259,291	353,202
Criticized	$401,062	$400,743	$558,575

During the 2020 first quarter, the Company recorded net charge offs of $3.4 million, or 0.11% of average loans receivable on an annualized basis. Net charge offs for the 2019 fourth quarter totaled $738,000, or 0.02% of average loans receivable on an annualized basis. For the 2019 first quarter, the Company recorded net charge offs of $462,000, or 0.02% of average loans receivable on an annualized basis.

Impaired loans (defined as loans for which it is probable that not all principal and interest payments due will be collected in accordance with the contractual terms) totaled $120.8 million at March 31, 2020. This compares with impaired loans of $90.5 million at December 31, 2019 and $132.2 million at March 31, 2019. The Company attributed $22.2 million of the increase in impaired loans in the 2020 first quarter to the reclassification of PCD (formerly purchased credit-impaired loans) due to the implementation of the new CECL accounting standards.

Capital

At March 31, 2020, the Company and the Bank continued to exceed all regulatory capital requirements to be classified as a “well-capitalized” financial institution. Following are capital ratios for the Company as of March 31, 2020, December 31, 2019 and March 31, 2019:

Hope Bancorp, Inc. (unaudited)	3/31/2020	12/31/2019	3/31/2019	Minimum Guideline for “Well-Capitalized” Bank
Common Equity Tier 1 Capital	11.44%	11.76%	11.59%	6.50%
Tier 1 Leverage Ratio	10.88%	11.22%	10.66%	5.00%
Tier 1 Risk-Based Ratio	12.19%	12.51%	12.36%	8.00%
Total Risk-Based Ratio	13.08%	13.23%	13.10%	10.00%

With the adoption of the CECL standard on January 1, 2020, the Company recorded a Day 1 adjustment, net of taxes to retained earnings. In accordance with the revised regulatory CECL transition guidance, the Company has elected to defer the impact of the adoption of CECL for two years, at which time the impact will be phased-in over a three year period. Therefore, the Day 1 CECL adjustment did not have an impact to the Company’s regulatory capital ratios as of March 31, 2020.

Following are tangible common equity (“TCE”) per share and TCE as a percentage of tangible assets as of March 31, 2020, December 31, 2019 and March 31, 2019:

(unaudited)	3/31/2020	12/31/2019	3/31/2019
Tangible common equity per share (1)	$12.52	$12.40	$11.59
Tangible common equity to tangible assets (2)	9.92%	10.27%	9.84%

(1)
Tangible common equity represents common equity less goodwill and net other intangible assets. Tangible common equity per share represents tangible common equity divided by the number of shares issued and outstanding. Both tangible common equity and tangible common equity per share are non-GAAP financial measures. A reconciliation of the Company’s total stockholders’ equity to tangible common equity is provided in the accompanying financial information on Table Page 9.

(2)
Tangible assets represent total assets less goodwill and net other intangible assets. Tangible common equity to tangible assets is the ratio of tangible common equity over tangible assets. Tangible common equity to tangible assets is a non-GAAP financial measure. A reconciliation of the Company’s total assets to tangible assets is provided in the accompanying financial information on Table Page 9.

Management reviews tangible common equity to tangible assets ratio in evaluating the Company’s and the Bank’s capital levels and has included these figures and tangible common equity per share figures in response to market participant interest in tangible common equity as a measure of capital. A reconciliation of the GAAP to non-GAAP financial measures is provided in the accompanying financial information.

Stock Repurchase Plan

During the 2020 first quarter, the Company repurchased 2,716,034 shares at an average price of $13.32, completing its $50 million stock repurchase program announced on July 16, 2019. The Company does not have any plans to implement another share repurchase program at this time.

Investor Conference Call

The Company previously announced that it will host an investor conference call on Wednesday, April 29, 2020 at 9:30 a.m. Pacific Time / 12:30 p.m. Eastern Time to review financial results for its first quarter ended March 31, 2020. Investors and analysts are invited to access the conference call by dialing 866-235-9917 (domestic) or 412-902-4103 (international) and asking for the “Hope Bancorp Call.” A presentation to accompany the earnings call will be available at the Investor Relations section of Hope Bancorp’s website at www.ir-hopebancorp.com. Other interested parties are invited to listen to a live webcast of the call available at the Investor Relations section of Hope Bancorp’s website. After the live webcast, a replay will remain available in the Investor Relations section of Hope Bancorp’s website for one year. A telephonic replay of the call will be available at 877-344-7529 (domestic) or 412-317-0088 (international) for one week through May 6, 2020, replay access code 10142677.

About Hope Bancorp, Inc.

Hope Bancorp, Inc. is the holding company of Bank of Hope, the first and only super regional Korean-American bank in the United States with $16.0 billion in total assets as of March 31, 2020. Headquartered in Los Angeles and serving a multi-ethnic population of customers across the nation, Bank of Hope operates 58 full-service branches in California, Washington, Texas, Illinois, New York, New Jersey, Virginia, Georgia and Alabama. The Bank also operates SBA loan production offices in Seattle, Denver, Dallas, Atlanta, Portland, Oregon, New York City, Northern California and Houston; commercial loan production offices in Northern California and Seattle; residential mortgage loan production offices in Southern California; and a representative office in Seoul, Korea. Bank of Hope specializes in core business banking products for small and medium-sized businesses, with an emphasis in commercial real estate and commercial lending, SBA lending and international trade financing. Bank of Hope is a California-chartered bank, and its deposits are insured by the FDIC to the extent provided by law. Bank of Hope is an Equal Opportunity Lender. For additional information, please go to bankofhope.com. By including the foregoing website address link, the Company does not intend to and shall not be deemed to incorporate by reference any material contained or accessible therein.

Forward-Looking Statements

Some statements in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to, among other things, expectations regarding the business environment in which we operate, projections of future performance, perceived opportunities in the market and statements regarding our business strategies, objectives and vision. Forward-looking statements include, but are not limited to, statements preceded by, followed by or that include the words “will,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions. With respect to any such forward-looking statements, the Company claims the protection provided for in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties. The Company’s actual results, performance or achievements may differ significantly from the results, performance or achievements expressed or implied in any forward-looking statements. The risks and uncertainties include, but are not limited to: possible deterioration in economic conditions in our areas of operation; interest rate risk associated with volatile interest rates and related asset-liability matching risk; liquidity risks; risk of significant non-earning assets, and net credit losses that could occur, particularly in times of weak economic conditions or times of rising interest rates; the failure of or changes to assumptions and estimates underlying the Company’s allowances for credit losses, regulatory risks associated with current and future regulations, and the COVID-19 pandemic and its impact on our financial position, results of operations, liquidity, and capitalization. For additional information concerning these and other risk factors, see the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements except as required by law.

(more)

6-6-6    NASDAQ: HOPE

Contacts:

Alex Ko EVP & Chief Financial Officer 213-427-6560 alex.ko@bankofhope.com	Angie Yang SVP, Director of Investor Relations & Corporate Communications 213-251-2219 angie.yang@bankofhope.com

# # #
(tables follow)

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands, except share data)

Assets:	3/31/2020	12/31/2019	% change	3/31/2019	% change
Cash and due from banks	$802,033	$698,567	15%	$612,884	31%
Securities available for sale, at fair value	1,718,702	1,715,987	—%	1,818,343	(5)%
Federal Home Loan Bank (“FHLB”) stock and other investments	96,956	97,659	(1)%	102,594	(5)%
Loans held for sale, at the lower of cost or fair value	8,281	54,271	(85)%	921	799%
Loans receivable	12,583,416	12,276,007	3%	12,054,004	4%
Allowance for credit losses	(144,923)	(94,144)	54%	(94,217)	54%
Net loans receivable	12,438,493	12,181,863	2%	11,959,787	4%
Accrued interest receivable	30,450	30,772	(1)%	34,831	(13)%
Premises and equipment, net	51,392	52,012	(1)%	53,218	(3)%
Bank owned life insurance	76,429	76,339	—%	75,586	1%
Goodwill	464,450	464,450	—%	464,450	—%
Servicing assets	14,847	16,417	(10)%	21,407	(31)%
Other intangible assets, net	11,302	11,833	(4)%	13,504	(16)%
Other assets	308,099	267,270	15%	241,144	28%
Total assets	$16,021,434	$15,667,440	2%	$15,398,669	4%

Liabilities:
Deposits	$12,836,567	$12,527,364	2%	$12,249,196	5%
FHLB advances	675,000	625,000	8%	720,000	(6)%
Convertible notes, net	200,716	199,458	1%	195,754	3%
Subordinated debentures	103,318	103,035	—%	102,201	1%
Accrued interest payable	30,436	33,810	(10)%	37,511	(19)%
Other liabilities	157,309	142,762	10%	147,796	6%
Total liabilities	$14,003,346	$13,631,429	3%	$13,452,458	4%

Stockholders’ Equity:
Common stock, $0.001 par value	$136	$136	—%	$136	—%
Capital surplus	1,429,275	1,428,066	—%	1,424,029	—%
Retained earnings	752,228	762,480	(1)%	687,404	9%
Treasury stock, at cost	(200,000)	(163,820)	(22)%	(150,000)	(33)%
Accumulated other comprehensive gain (loss), net	36,449	9,149	298%	(15,358)	N/A
Total stockholders’ equity	2,018,088	2,036,011	(1)%	1,946,211	4%
Total liabilities and stockholders’ equity	$16,021,434	$15,667,440	2%	$15,398,669	4%

Common stock shares - authorized	150,000,000	150,000,000		150,000,000
Common stock shares - outstanding	123,169,404	125,756,543		126,635,584
Treasury stock shares	12,661,581	9,945,547		9,002,453

Table Page 1

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands, except share and per share data)

	Three Months Ended
	3/31/2020	12/31/2019	% change	3/31/2019	% change
Interest income:
Interest and fees on loans	$154,230	$152,795	1%	$158,136	(2)%
Interest on securities	10,609	10,737	(1)%	12,319	(14)%
Interest on federal funds sold and other investments	2,029	2,241	(9)%	2,675	(24)%
Total interest income	166,868	165,773	1%	173,130	(4)%

Interest expense:
Interest on deposits	41,113	45,428	(9)%	46,847	(12)%
Interest on other borrowings and convertible notes	6,464	6,837	(5)%	6,675	(3)%
Total interest expense	47,577	52,265	(9)%	53,522	(11)%

Net interest income before provision for credit losses	119,291	113,508	5%	119,608	—%
Provision for credit losses	28,000	1,000	2,700%	3,000	833%
Net interest income after provision for credit losses	91,291	112,508	(19)%	116,608	(22)%

Noninterest income:
Service fees on deposit accounts	4,133	4,510	(8)%	4,317	(4)%
Net gains on sales of other loans	1,855	1,876	(1)%	741	150%
Other income and fees	7,276	6,593	10%	6,364	14%
Total noninterest income	13,264	12,979	2%	11,422	16%

Noninterest expense:
Salaries and employee benefits	42,502	39,841	7%	40,429	5%
Occupancy	7,410	7,516	(1)%	7,677	(3)%
Furniture and equipment	4,259	4,260	—%	3,446	24%
Advertising and marketing	1,673	2,462	(32)%	2,062	(19)%
Data processing and communications	2,631	2,416	9%	2,956	(11)%
Professional fees	3,300	5,948	(45)%	5,380	(39)%
FDIC assessment	1,559	772	102%	1,551	1%
Credit related expenses	1,662	1,717	(3)%	678	145%
OREO (income) expense, net	843	(122)	N/A	(152)	N/A
Other	6,301	5,619	12%	6,806	(7)%
Total noninterest expense	72,140	70,429	2%	70,833	2%
Income before income taxes	32,415	55,058	(41)%	57,197	(43)%
Income tax provision	6,462	12,049	(46)%	14,439	(55)%
Net income	$25,953	$43,009	(40)%	$42,758	(39)%

Earnings Per Common Share:
Basic	$0.21	$0.34		$0.34
Diluted	$0.21	$0.34		$0.34

Weighted Average Shares Outstanding:
Basic	124,295,327	126,410,924		126,640,464
Diluted	124,676,296	126,835,273		126,819,672

Table Page 2

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands, except share and per share data)

	For the Three Months Ended (Annualized)
Profitability measures:	3/31/2020	12/31/2019	3/31/2019
ROA	0.67%	1.13%	1.12%
ROE	5.12%	8.46%	8.91%
ROTCE (1)	6.69%	11.04%	11.86%
Net interest margin	3.31%	3.16%	3.39%
Efficiency ratio	54.42%	55.68%	54.06%
Noninterest expense / average assets	1.87%	1.85%	1.85%

(1) Average tangible equity is calculated by subtracting average goodwill and average core deposit intangible assets from average stockholders’ equity. This is a non-GAAP measure that we believe provides investors with information that is useful in understanding our financial performance and position.

	Three Months Ended
Pre-tax acquisition accounting adjustments and merger-related expenses:	3/31/2020	12/31/2019	3/31/2019
Accretion on purchased non-impaired loans	$1,059	$1,945	$2,166
Accretion on purchased credit deteriorated/purchased credit impaired loans	9,449	5,958	5,833
Amortization of premium on low income housing tax credits	(71)	(76)	(76)
Amortization of premium on acquired FHLB borrowings	—	—	1,280
Accretion of discount on acquired subordinated debt	(282)	(281)	(273)
Amortization of core deposit intangibles	(531)	(557)	(557)
Total acquisition accounting adjustments	$9,624	$6,989	$8,373

Table Page 3

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands)

	Three Months Ended
	3/31/2020			12/31/2019			3/31/2019
		Interest	Annualized		Interest	Annualized		Interest	Annualized
	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost
INTEREST EARNING ASSETS:
Loans, including loans held for sale	$12,259,848	$154,230	5.06%	$12,036,477	$152,795	5.04%	$12,088,169	$158,136	5.31%
Securities available for sale	1,712,033	10,609	2.49%	1,755,887	10,737	2.43%	1,827,612	12,319	2.73%
FHLB stock and other investments	519,309	2,029	1.57%	463,615	2,241	1.92%	405,660	2,675	2.67%
Total interest earning assets	$14,491,190	$166,868	4.63%	$14,255,979	$165,773	4.61%	$14,321,441	$173,130	4.90%

INTEREST BEARING LIABILITIES:
Deposits:
Demand, interest bearing	$4,204,406	$14,880	1.42%	$3,682,300	$14,924	1.61%	$3,042,524	$12,987	1.73%
Savings	274,075	808	1.19%	265,008	748	1.12%	223,531	565	1.03%
Time deposits	4,900,405	25,425	2.09%	5,148,092	29,756	2.29%	5,936,842	33,295	2.27%
Total interest bearing deposits	9,378,886	41,113	1.76%	9,095,400	45,428	1.98%	9,202,897	46,847	2.06%
FHLB advances	594,890	2,647	1.79%	608,052	2,921	1.91%	810,857	2,614	1.31%
Convertible notes	199,960	2,346	4.64%	198,669	2,334	4.60%	194,969	2,298	4.71%
Subordinated debentures	99,252	1,471	5.86%	98,972	1,582	6.25%	98,126	1,763	7.19%
Total interest bearing liabilities	$10,272,988	$47,577	1.86%	$10,001,093	$52,265	2.07%	$10,306,849	$53,522	2.11%
Noninterest bearing demand deposits	2,963,136			2,999,048			2,886,746
Total funding liabilities/cost of funds	$13,236,124		1.45%	$13,000,141		1.60%	$13,193,595		1.65%
Net interest income/net interest spread		$119,291	2.77%		$113,508	2.54%		$119,608	2.79%
Net interest margin			3.31%			3.16%			3.39%

Cost of deposits:
Noninterest bearing demand deposits	$2,963,136	$—	—%	$2,999,048	$—	—%	$2,886,746	$—	—%
Interest bearing deposits	9,378,886	41,113	1.76%	9,095,400	45,428	1.98%	9,202,897	46,847	2.06%
Total deposits	$12,342,022	$41,113	1.34%	$12,094,448	$45,428	1.49%	$12,089,643	$46,847	1.57%

Table Page 4

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands)

	Three Months Ended
AVERAGE BALANCES:	3/31/2020	12/31/2019	% change	3/31/2019	% change
Loans receivable, including loans held for sale	$12,259,848	$12,036,477	2%	$12,088,169	1%
Investments	2,231,342	2,219,502	1%	2,233,272	—%
Interest earning assets	14,491,190	14,255,979	2%	14,321,441	1%
Total assets	15,446,807	15,228,488	1%	15,290,338	1%

Interest bearing deposits	9,378,886	9,095,400	3%	9,202,897	2%
Interest bearing liabilities	10,272,988	10,001,093	3%	10,306,849	—%
Noninterest bearing demand deposits	2,963,136	2,999,048	(1)%	2,886,746	3%
Stockholders’ equity	2,027,595	2,034,231	—%	1,920,492	6%
Net interest earning assets	4,218,202	4,254,886	(1)%	4,014,592	5%

LOAN PORTFOLIO COMPOSITION:	3/31/2020	12/31/2019	% change	3/31/2019	% change
Commercial loans	$3,067,132	$2,719,818	13%	$2,330,776	32%
Real estate loans	8,681,222	8,666,901	—%	8,716,128	—%
Consumer and other loans	835,062	889,288	(6)%	1,007,100	(17)%
Loans, net of deferred loan fees and costs	12,583,416	12,276,007	3%	12,054,004	4%
Allowance for credit losses	(144,923)	(94,144)	54%	(94,217)	54%
Loan receivable, net	$12,438,493	$12,181,863	2%	$11,959,787	4%

REAL ESTATE LOANS BY PROPERTY TYPE:	3/31/2020	12/31/2019	% change	3/31/2019	% change
Retail buildings	$2,314,885	$2,298,872	1%	$2,345,411	(1)%
Hotels/motels	1,706,082	1,709,189	—%	1,692,193	1%
Gas stations/car washes	852,077	844,081	1%	964,706	(12)%
Mixed-use facilities	770,825	785,882	(2)%	746,288	3%
Warehouses	1,024,832	1,030,876	(1)%	951,141	8%
Multifamily	481,425	465,397	3%	460,514	5%
Other	1,531,096	1,532,604	—%	1,555,875	(2)%
Total	$8,681,222	$8,666,901	—%	$8,716,128	—%

DEPOSIT COMPOSITION	3/31/2020	12/31/2019	% change	3/31/2019	% change
Noninterest bearing demand deposits	$3,010,143	$3,108,687	(3)%	$2,948,751	2%
Money market and other	4,851,000	3,985,556	22%	3,086,920	57%
Saving deposits	272,577	274,151	(1)%	223,562	22%
Time deposits	4,702,847	5,158,970	(9)%	5,989,963	(21)%
Total deposit balances	$12,836,567	$12,527,364	2%	$12,249,196	5%

DEPOSIT COMPOSITION (%)	3/31/2020	12/31/2019		3/31/2019
Noninterest bearing demand deposits	23.5%	24.8%		24.1%
Money market and other	37.8%	31.8%		25.2%
Saving deposits	2.1%	2.2%		1.8%
Time deposits	36.6%	41.2%		48.9%
Total deposit balances	100.0%	100.0%		100.0%

Table Page 5

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands, except share and per share data)

CAPITAL RATIOS:	3/31/2020	12/31/2019	3/31/2019
Total stockholders’ equity	$2,018,088	$2,036,011	$1,946,211
Common equity tier 1 ratio	11.44%	11.76%	11.59%
Tier 1 risk-based capital ratio	12.19%	12.51%	12.36%
Total risk-based capital ratio	13.08%	13.23%	13.10%
Tier 1 leverage ratio	10.88%	11.22%	10.66%
Total risk weighted assets	$13,350,246	$13,208,299	$12,816,917
Book value per common share	$16.38	$16.19	$15.37
Tangible common equity to tangible assets [1]	9.92%	10.27%	9.84%
Tangible common equity per share [1]	$12.52	$12.40	$11.59

[1] Tangible common equity to tangible assets is a non-GAAP financial measure that represents common equity less goodwill and core deposit intangible assets, net divided by total assets less goodwill and core deposit intangible assets, net. Management reviews tangible common equity to tangible assets in evaluating the Company’s capital levels and has included this ratio in response to market participant interest in tangible common equity as a measure of capital.

	Three Months Ended
ALLOWANCE FOR CREDIT LOSSES CHANGES:	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019
Balance at beginning of period	$94,144	$93,882	$94,066	$94,217	$92,557
CECL day 1 adoption impact	26,200	—	—	—	—
Provision for credit losses	28,000	1,000	2,100	1,200	3,000
Recoveries	2,536	939	780	725	1,292
Charge offs	(5,957)	(1,677)	(2,602)	(2,076)	(1,754)
PCI allowance adjustment	—	—	(462)	—	(878)
Balance at end of period	$144,923	$94,144	$93,882	$94,066	$94,217
Net charge offs/average loans receivable (annualized)	0.11%	0.02%	0.06%	0.05%	0.02%

	Three Months Ended
NET CHARGED OFFS (RECOVERIES) LOANS BY TYPE:	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019
Real estate loans	$2,230	$203	$951	$(388)	$(1,067)
Commercial loans	676	245	596	1,399	1,250
Consumer loans	515	290	275	340	279
Total net charge offs	$3,421	$738	$1,822	$1,351	$462

Table Page 6

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands)

NONPERFORMING ASSETS:	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019
Loans on nonaccrual status [3]	$72,639	$54,785	$42,235	$64,934	$86,637
Delinquent loans 90 days or more on accrual status	387	7,547	398	353	387
Accruing troubled debt restructured loans	45,860	35,709	34,717	40,731	45,204
Total nonperforming loans	118,886	98,041	77,350	106,018	132,228
Other real estate owned	23,039	24,091	19,374	5,644	6,258
Total nonperforming assets	$141,925	$122,132	$96,724	$111,662	$138,486
Nonperforming assets/total assets	0.89%	0.78%	0.63%	0.73%	0.90%
Nonperforming assets/loans receivable & OREO	1.13%	0.99%	0.80%	0.93%	1.15%
Nonperforming assets/total capital	7.03%	6.00%	4.76%	5.60%	7.12%
Nonperforming loans/loans receivable	0.94%	0.80%	0.64%	0.89%	1.10%
Nonaccrual loans/loans receivable	0.58%	0.45%	0.35%	0.54%	0.72%
Allowance for credit losses/loans receivable	1.15%	0.77%	0.78%	0.79%	0.78%
Allowance for credit losses/nonaccrual loans	199.51%	171.84%	222.28%	144.86%	108.75%
Allowance for credit losses/nonperforming loans	121.90%	96.03%	121.37%	88.73%	71.25%
Allowance for credit losses/nonperforming assets	102.11%	77.08%	97.06%	84.24%	68.03%

[3]    Excludes delinquent SBA loans that are guaranteed and currently in liquidation totaling $28.8 million,$28.1 million, $37.3 million, $32.1 million, and $30.5 million at March 31, 2020, December 31, 2019, September 30, 2019, June 30, 2019, and March 31, 2019, respectively.

NONACCRUAL LOANS BY TYPE:	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019
Real estate loans	$56,787	$40,935	$27,920	$42,921	$58,030
Commercial loans	12,747	10,893	11,242	18,997	27,042
Consumer loans	3,105	2,957	3,073	3,016	1,565
Total nonaccrual loans	$72,639	$54,785	$42,235	$64,934	$86,637

BREAKDOWN OF ACCRUING TROUBLED DEBT RESTRUCTURED LOANS:	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019
Retail buildings	$5,014	$4,215	$3,221	$2,919	$2,965
Gas stations/car washes	3,658	—	233	241	255
Mixed-use facilities	3,157	3,175	3,200	3,223	3,254
Warehouses	13,381	10,381	10,449	11,246	11,315
Other [5]	20,650	17,938	17,614	23,102	27,415
Total	$45,860	$35,709	$34,717	$40,731	$45,204

[5] Includes commercial business, consumer, and other loans

Table Page 7

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands)

ACCRUING DELINQUENT LOANS 30-89 DAYS PAST DUE:	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019
30 - 59 days	$37,866	$14,433	$25,281	$17,913	$33,688
60 - 89 days	2,605	4,712	4,535	1,295	1,227
Total	$40,471	$19,145	$29,816	$19,208	$34,915

ACCRUING DELINQUENT LOANS 30-89 DAYS PAST DUE BY TYPE:	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019
Real estate loans	$23,753	$7,689	$20,572	$9,794	$13,695
Commercial loans	4,583	692	2,282	1,832	3,085
Consumer loans	12,135	10,764	6,962	7,582	18,135
Total	$40,471	$19,145	$29,816	$19,208	$34,915

CRITICIZED LOANS:	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019
Special mention	$122,279	$141,452	$139,848	$186,485	$205,373
Substandard	278,771	259,278	268,605	323,841	352,633
Doubtful/Loss	12	13	17	1	569
Total criticized loans	$401,062	$400,743	$408,470	$510,327	$558,575

Table Page 8

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands, except share and per share data)

Reconciliation of GAAP financial measures to non-GAAP financial measures:

	Three Months Ended
	3/31/2020	12/31/2019	3/31/2019
RETURN ON AVERAGE TANGIBLE COMMON EQUITY
Average stockholders’ equity	$2,027,595	$2,034,231	$1,920,492
Less: Goodwill and core deposit intangible assets, net	(476,053)	(476,596)	(478,309)
Average tangible common equity	$1,551,542	$1,557,635	$1,442,183

Net income	$25,953	$43,009	$42,758
Return on average tangible common equity (annualized)	6.69%	11.04%	11.86%

	Three Months Ended
	3/31/2020	12/31/2019	3/31/2019
TANGIBLE COMMON EQUITY
Total stockholders’ equity	$2,018,088	$2,036,011	$1,946,211
Less: Goodwill and core deposit intangible assets, net	(475,752)	(476,283)	(477,954)
Tangible common equity	$1,542,336	$1,559,728	$1,468,257

Total assets	$16,021,434	$15,667,440	$15,398,669
Less: Goodwill and core deposit intangible assets, net	(475,752)	(476,283)	(477,954)
Tangible assets	$15,545,682	$15,191,157	$14,920,715

Common shares outstanding	123,169,404	125,756,543	126,635,584

Tangible common equity to tangible assets	9.92%	10.27%	9.84%
Tangible common equity per share	$12.52	$12.40	$11.59

	Three Months Ended
	3/31/2020	12/31/2019	3/31/2019
PRE-TAX PRE-PROVISION INCOME
Net income	$25,953	$43,009	$42,758
Add back - tax provision	6,462	12,049	14,439
Add back - provision for credit losses	28,000	1,000	3,000
Pre-tax pre-provision income	$60,415	$56,058	$60,197

Table Page 9